BANTA CORPORATION
               SUPPLEMENTAL RETIREMENT PLAN FOR DONALD D. BELCHER

1.   Administration

     This Plan shall be administered by the Compensation Committee of the Board of Directors of Banta Corporation ("Banta"). The Committee shall have the discretionary authority to construe and interpret the terms of the Plan, to promulgate and revise rules and regulations relating to the Plan and to make any other determinations which it deems necessary or advisable for the administration thereof. Decisions and determinations by the Committee shall be final and binding on all parties, unless arbitrary and capricious.

2.   Supplemental Retirement Benefit

     (a) Subject to subparagraph (b) below, if and only if (i) Donald D. Belcher remains an employee of Banta until April 30, 2004 or (ii) on an earlier date he
(A) terminates such employment due to "Disability" as such term is defined in the Banta Corporation Employees Pension Plan, (B) terminates such employment for "Good Reason" as defined in subparagraph (c) below, or (C) is terminated from such employment by Banta for a reason other than "Cause" as defined in subparagraph (d) below, then Mr. Belcher shall receive the sum of $1,500,000 payable in three installments of $500,000 each (without interest) on April 30, 2005, April 30, 2006 and April 30, 2007. Such payment shall not impact Mr. Belcher's benefits under any other plan of Banta.

     (b) In the event of Mr. Belcher's death while actively employed by Banta prior to April 30, 2004, or after satisfying the requirement in subparagraph (a) above but prior to the payment of all three installments as described above, such remaining installment payments shall nevertheless be made on the dates specified above to such beneficiary as Mr. Belcher shall have designated by an instrument in writing filed with the Secretary of Banta or, in the absence of such designation, to his personal representative.

     (c) For purposes of this Plan, "Good Reason" means a good faith determination by Mr. Belcher that there has been a significant adverse change, without Mr. Belcher's written consent, in his working conditions or status with Banta, including but not limited to (i) a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities, or (ii) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements.

     (d) For purposes of this Plan, "Cause" means (i) misappropriation by Mr. Belcher of funds of Banta, (ii) Mr. Belcher personally and secretly obtaining profits from dealings with Banta, (iii) Mr. Belcher's unreasonable neglect of, or refusal to perform, his duties and responsibilities (unless significantly changed without Mr. Belcher's consent), or (iv) conviction of a serious crime involving moral turpitude.

3.   Nature of Benefit

     Mr. Belcher has the status of a general unsecured creditor of Banta. The Plan constitutes a mere promise to make the benefit payment in the future as provided herein. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

4.   Non-Alienation of Payment

     The benefit payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, anticipation or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge, anticipate or otherwise encumber such benefit payment, whether currently or thereafter payable, shall not be recognized by the Committee or Banta. The benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of Mr. Belcher or other person entitled thereto hereunder. If any such person shall attempt to alienate, sell, transfer, assign, pledge, anticipate or encumber the benefit payment to be made to that person under the Plan or any part thereof, or if by reason of such person's bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Committee, in its discretion, may terminate such person's interest in such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Committee deems proper.

5.   Limitation of Rights Against Banta

     Participation in this Plan, or any modifications thereof, or the payment of the benefit hereunder, shall not be construed as giving to Mr. Belcher any right to be retained in the service of Banta, limiting in any way the right of Banta to terminate Mr. Belcher's employment at any time, evidencing any agreement or understanding that Banta will employ Mr. Belcher in any particular position or at any particular rate of compensation or guaranteeing Mr. Belcher any right to receive any other form or amount of remuneration from Banta.

6.   Applicable Laws

     The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin to the extent not preempted by federal law.

7.   Amendment or Termination

     Banta, by action of its Board of Directors, reserves the right to amend or modify this Plan at any time, provided that no such amendment or modification shall adversely affect Mr. Belcher's right to the benefit hereunder without his written consent.

     This Plan is hereby agreed to and implemented this 31st day of January, 2003.

                                BANTA CORPORATION


                                By: /s/ Stephanie A. Streeter
                                    --------------------------------------------
                                    Name:  Stephanie A. Streeter
                                    Title: President and Chief Executive Officer

                                Agreed to and accepted:


                                /s/ Donald D. Belcher
                                ------------------------------------------------
                                Donald D. Belcher

                                       2